Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “A3 ALTERNATIVE CREDIT FUND”, CHANGING ITS NAME FROM "A3 ALTERNATIVE CREDIT FUND" TO "A3 ALTERNATIVE INCOME FUND", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MARCH, A.D. 2021, AT 3:32 O`CLOCK P.M.

7411150 8100 SR# 20211126632	Authentication: 202911147 Date: 04-07-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF TRUST

OF

A3 ALTERNATIVE CREDIT FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: A3 Alternative Credit Fund

2.	The Certificate of Trust is hereby amended as follows:

The Certificate of Trust is amended by striking therefrom Article FIRST in its entirety and by adding a new Article FIRST to read in full as follows:

FIRST: The name of the statutory trust formed hereby is A3 Alternative Income Fund.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 31st day of March, 2021.

By:	/S/ ANTHONY BOSCH
Anthony Bosch, Trustee

4846-0985-1107	State of Delaware Secretary of State Division of Corporations Delivered 03:32 PM03/31/2021 FILED 03:32 PM03/31/2021 SR 20211126632 - File Number 7411150